UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008
DURA AUTOMOTIVE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-21139	26-2773380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2791 Research Drive, Rochester Hills, Michigan 48309
(Address of Principal executive offices, including Zip Code)
(248) 299-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
Dura Holding Germany GmbH (“Dura Germany”), a non-domestic subsidiary of Dura Operating Corp. (“Dura”), Dura European Holding LLC & Co. KG, and certain of Dura Germany’s non-domestic subsidiaries (collectively, the “Loan Parties”) received the following waivers under its European Term Loan Agreement, which are effective until January 9, 2009. On December 19, 2008 (the “Original Effective Date”), Dura Germany and the Loan Parties received the necessary consents from their lenders to waive a potential breach of the capital expenditure covenant in the European Term Loan Agreement; provided, that the waiver (i) was limited to the capital expenditures (a) paid in cash prior to December 19, 2008 or (b) paid in cash from December 19, 2008 through December 23, 2008 in an amount not to exceed in the aggregate €200,000 and (ii) was effective until December 23, 2008 (the “Original Expiry Date”) (collectively, the “Capital Expenditure Waiver”).
On December 23, 2008, Dura Germany received the necessary consents from its lenders under its European Term Loan Agreement to extend the Original Expiry Date until December 29, 2008 (the “Extended Expiry Date”) and provide an additional waiver of the minimum cash covenant until the Extended Expiry Date; provided that: (i) such waiver of the minimum cash covenant was limited solely to any breach arising as result of (a) amounts subject to instructions to withdraw, debit or wire on or prior to December 23, 2008 and (b) other transactions thereafter occurring in the ordinary course of business (the “Minimum Cash Waiver”); and (ii) Dura Germany and the Loan Parties agreed not (nor allow their subsidiaries) to pay more than €200,000 for capital expenditures from the Original Effective Date through the waiver period. On December 29, 2008, Dura Germany’s lenders agreed to extend the Extended Expiry Date for each of the Capital Expenditure Waiver and Minimum Cash Waiver to December 31, 2008; provided that Dura Germany and the Loan Parties agreed not (nor allow their subsidiaries) to pay more than €200,000 for capital expenditures from the Original Effective Date through the waiver period. As of December 29, 2008, Dura Germany and the other Loan Parties had approximately €22,030,838 in eligible cash, which amount satisfied the minimum cash covenant.
On December 31, 2008, Dura Germany received the necessary consents from its lenders under its European Term Loan Agreement to extend the Extended Expiry Date with respect to each of the Capital Expenditure Waiver and Minimum Cash Waiver until January 9, 2009; provided, that during the period of such waiver, Dura Germany and the Loan Parties (i) maintain no less than €10,000,000 eligible cash at any time, (ii) only transfer cash or assets from deposit accounts in which the lenders have a perfected security interest to other accounts in which they do not have a security interest in the ordinary course of business and consistent with past practice, and (iii) may not agree (nor allow their subsidiaries to agree) to any new commitments to make capital expenditures and (iv) may not make (nor allow their subsidiaries to make) any payments in respect of capital expenditures, except payments when due in the ordinary course of business in accordance with past practices. If necessary, Dura Germany will seek additional consents from its lenders to extend the Extended Expiry Date past January 9, 2009.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Steven J. Gilbert, the former Chairman of our Board of Directors, resigned from the Board effective as of December 24, 2008. Mr. Gilbert resigned so as to avoid any potential conflicts of interest which might arise, but which had not yet arisen, from his role as an advisor to Pacificor, our largest stockholder. Our President and Chief Executive Officer, Timothy D. Leuliette, has been named the new Chairman of our Board of Directors, and will continue to serve as President and Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURA AUTOMOTIVE SYSTEMS, INC.
/s/ Theresa L. Skotak
Date: December 31, 2008	Name:	Theresa L. Skotak
	Title:	Executive Vice President and Chief Administrative Officer